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                                  EXHIBIT 10.2



                                  July 1, 2000


Mr. Thomas K. Grundman
4 Bowmans Drive
New Hope, PA 18938

Dear Tom:

        In consideration for the services you have performed for Key Energy Services, Inc. (the "Company"), the Company has agreed to pay to you as additional compensation, a "gross up" bonus for the amount of any federal, state and local income, payroll and/or parachute taxes which you may incur in connection with the Demand Note dated August 3, 1999 for $150,000 (the "Demand Note"), as a result of the Company's forgiveness of the principal and/or interest payments thereon. This letter agreement memorializes the terms of this additional compensation.

        Under the Demand Note, the Company generally is scheduled to forgive both the principal repayment and accrued interest on the Demand Note, on July 1 of each of the years 2000, 2001 and 2002 provided your employment relationship with the Company has not been terminated. On each such July 1 in which the Company forgives a principal repayment and/or interest payment (collectively, this amount is referred to as the "Forgiveness") under the terms of the Demand Note, the Company will pay to you a bonus (under the formula set forth below) intended to indemnify and hold you harmless, on an after-tax basis, from and against any federal, state and local income or
payroll taxes which you would incur on such Forgiveness.   Within 30 days of
the actual filing of your federal and state income tax returns with the appropriate agencies for the calendar year covering the Forgiveness, you agree to cause your accountant to deliver to the Company a certified statement setting forth the actual amount of additional taxes paid by you as a result of the Forgiveness ("Additional Tax"). In the event that the bonus paid to you is greater than or less than the Additional Tax, then you will pay to the Company an amount equal to the shortfall (without interest), as the case may be, within thirty days of the date the Company receives such certification.

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Mr. Thomas K. Grundman
July 1, 2000
Page 2


        For ease of calculation and administration, we have agreed to the following assumptions in calculating the gross up bonus:

        Federal Income Tax Rate:   39.6%

        State Income Tax Rate:      2.8%

        Local Income Tax Rate:        1%

        Federal Payroll Tax Rate:  1.45%

Accordingly, the gross up bonus will equal Eighty-One and Three-Tenths percent (81.3%) of the Forgiveness. If the forgiveness of principal and/or interest due to the Company under the Demand Note is accelerated for any reason (for example, because of the termination of your employment for "Good Reason," or for some reason other than for "Cause," including by reason of your death or "Disability," all as set forth in the Demand Note), then payment to you of this gross up bonus automatically shall be accelerated, and it shall be paid to you at the same time that such principal or interest is forgiven.

         This letter agreement shall be considered an amendment to the Demand Note, and no provision of this letter agreement shall be modified except by a written instrument executed by you and the Company expressly referring to this letter agreement and to the provision modified. This letter agreement shall be binding upon you and the Company and the respective successors and assigns of each. Neither you nor the Company shall have any right to assign any rights or obligations hereunder without the prior written consent of the other party hereto.

        This letter agreement shall be governed by, and construed in accordance with the laws of the State of New Jersey, without regard to the choice of law rules thereof. Each of you and the Company agree to the jurisdiction of any district or federal court within the State of New Jersey and waives any objection to venue of any action instituted hereunder. Each of you and the Company acknowledge and agree that (i) any suit, action or proceeding, whether claim or counterclaim, brought or instituted by you or the Company, or any successor or assign of either, on or with respect to this note or the dealings of the parties with respect to this agreement shall be tried only by a court and not by a jury and each party waives the right to trial by jury, and (ii) each waives any right it may have to claim or recover, in any such suit, action, or proceeding, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

        The provisions of this letter agreement are hereby declared to be severable, and if any provision or the application of any provision to any entity or in any circumstances shall be held to be invalid or unconstitutional, such invalidity or unconstitutionality shall not be construed to


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Mr. Thomas K. Grundman
July 1, 2000
Page 3


affect the validity or constitutionality of any of the remaining provisions as applied to entities, or in circumstances, other than those as to which it is held invalid.

In order to memorialize your agreement to the foregoing terms, please sign a copy of this letter and return it to Jack Loftis.


                                        Sincerely,

                                        /s/ Francis D. John

                                        Francis D. John


ACCEPTED:


By: /s/ Thomas K. Grundman
   -----------------------------
    Thomas K. Grundman
    July 1, 2000